Exhibit 12

                                                   Year ended        Year ended
                                            December 31       December 31
                                                2001              2000
                                            -------------     -----------------
Earnings to fixed charges:
Earnings:
Income from continuing operations
  before minority interest                           66,520            60,386
Interest expensed                                  37,462            25,968
Portion of rent expense representing interest         510               510
Amortization of loan costs                          1,110             1,163
                                               --------------------------------
Total earnings                                    105,602            88,027

Fixed charges:
Interest  expensed                                   37,462            25,968
Interest capitalized                                1,991             6,216
Portion of rent expense representing interest         510               510
Amortization of loan costs expensed                 1,110             1,163
Amortization of loan costs capitalized                 38               156
                                               --------------------------------
Total fixed charges:                               41,111            34,013

Ratio of earnings to fixed charges                   2.57 x            2.59 x
                                               --------------------------------

Fixed charges and preferred stock dividends:
Total fixed charges                                  41,111            34,013
Preferred dividends                                 4,188             4,188
                                               --------------------------------
Total fixed charges and preferred dividends:       45,299            38,201

Ratio of earnings to fixed charges and
preferred stock dividends:                           2.33 x            2.30 x
                                               --------------------------------